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Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

        We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form F-3 No. 333-103913) and related prospectus of Bookham Technology plc for the registration of 61,000,000 of its Ordinary Shares, 1/3p par value per share, and to the inclusion therein of our report dated March 18, 2003, with respect to the combined financial statements of the Optical Amplifier and Optical Transmitter and Receiver Businesses of Nortel Networks Corporation.

        Ernst & Young LLP

/s/ ERNST & YOUNG LLP
Reading, England
May 28, 2003

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CONSENT OF INDEPENDENT AUDITORS